Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

dated as of May 29, 2008

between

RITE AID CORPORATION

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

to the

SENIOR DEBT SECURITIES INDENTURE

dated as of May 29, 2008

between

RITE AID CORPORATION

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

8.5% CONVERTIBLE NOTES DUE 2015

THIS FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”), is dated as of May 29, 2008, between Rite Aid Corporation, a Delaware corporation (the “Company”), and The Bank of New York Trust Company, N.A. (the “Trustee”), as trustee.

WHEREAS the Company and the Trustee have, as of the date hereof, entered into a senior debt securities indenture (the “Original Indenture”) providing for the issuance by the Company from time to time of its Securities (as defined in the Original Indenture);

WHEREAS Sections 3.01 and 9.01 of the Original Indenture provide that the Company, when authorized by a Board Resolution, and the Trustee may, without the consent of the Holders of Securities, enter into one or more supplemental indentures, in form satisfactory to the Trustee, to establish the form or terms of Securities of any series permitted by the Indenture;

WHEREAS the Company desires to issue a series of Securities under the Original Indenture, and has duly authorized the creation and issuance of such Securities under the Original Indenture, and has duly authorized the execution and delivery of this First Supplemental Indenture to modify the Original Indenture and to provide certain additional provisions as hereinafter described;

WHEREAS the Company has requested the Trustee to enter into this First Supplemental Indenture for the purposes of establishing the terms of the Securities of such series; and

WHEREAS all conditions and requirements of the Original Indenture necessary to make this First Supplemental Indenture (the Original Indenture, as supplemented by this First Supplemental Indenture, being hereinafter called the “Indenture”) a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto, and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

That, in order to establish the designation, form, terms and conditions of, and to authorize the authentication and delivery of, the Notes (as defined herein), and in consideration of the acceptance of the Notes by the Holders (as defined in the Original Indenture) thereof and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. (a) Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Original Indenture.

(b) The rules of interpretation set forth in the Original Indenture shall be applied hereto as if set forth in full herein.

(c) For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings (such meanings shall apply equally to both the singular and plural forms of the respective terms):

 “Agent” means any Security Registrar, Paying Agent or Conversion Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in a Global Security, the rules and procedures of the Depositary, in each case to the extent applicable to such transfer or exchange.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock of the Company, par value $1.00 per share, as it exists on the date of this First Supplemental Indenture, and any shares of any class or classes of capital stock of the Company resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of the Notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Current Market Price” of the Common Stock on any day means the average Sales Prices of a share of Common Stock over the 10 consecutive Trading Days ending on and including the earlier of the day in question and the day before the Ex Date with respect to an issuance, dividend or distribution requiring such computation.

“Dollars” means the lawful currency of the United States of America.

“EDGAR” means the Commission’s Electronic Data Gathering, Analysis and Retrieval system.

“Ex Date” means the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance, dividend or distribution.

“Fundamental Change” means the occurrence of any of the following events:

(1)        any “person” or “group” (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes a “beneficial holder” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of the Company’s capital stock entitling the person to exercise 50% or more of the total voting power of all shares of the Company’s capital stock that are entitled to vote generally in elections of the Company’s directors (for the purposes of this clause (1), such person or group shall be deemed to beneficially own any voting stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the capital stock entitled to vote in the election of directors of such other corporation);

(2)          the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and its Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly owned Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding voting stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:

(a)   the outstanding voting stock is reclassified into or exchanged for other voting stock of the Company or for voting stock of the surviving corporation; and

(b)   the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

(3)        during any period of two consecutive years commencing after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(4)        the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company; or

(5)          if the Common Stock (or other common stock into which the Notes are then convertible) is (i) not listed or approved for trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or any of their respective successors or (ii) other than as a result of New York Stock Exchange Rule 123D(3), suspended from trading for 20 consecutive business days;

provided, however, that a Fundamental Change shall not be deemed to have occurred pursuant to clause (2) above if at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Fundamental Change consists of Publicly Traded Securities, and as a result of such transaction or transactions the Notes become convertible into such Publicly Traded Securities.

For the avoidance of doubt, any transaction or event that would constitute a Fundamental Change under both clauses (1) and (2) in this definition of Fundamental Change shall be deemed to be governed solely by clause (2) of this definition, including the provisos thereto.

“Issue Date” means May 29, 2008.

“Prospectus Supplement” means the prospectus supplement dated May 22, 2008 to the prospectus dated February 9, 2007, relating to offering and sale of the Notes.

“Publicly Traded Securities” means any common stock traded on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or any of their respective successors.

“record date” shall mean, for the purposes of Section 16.05, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Sale Price” of the Common Stock on any date means the closing sale price (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one such price in either case, the average of the average bid and the average asked prices) on that date as reported by the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the other principal U.S. national or regional securities exchange on which the Common Stock is then traded. The Sale Price will be determined without reference to after-hours or extended market trading.  If the Common Stock is not reported by the New York Stock Exchange or a principal U.S. national or regional securities exchange, the “Sale Price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.  If the Common Stock is not so quoted, the “Sale Price” will be the average of the mid-point of the last bid and asked prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Significant Subsidiary” means, in respect of any Person, a Subsidiary of such Person that would constitute a “significant subsidiary”, as such term is defined under Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

“Trading Day” means a day during which the New York Stock Exchange  or, if the Common Stock is not listed on the New York Stock Exchange, on the principal U.S. national or regional securities exchange on which the Common Stock is then listed, opens for trading during its regular trading session or, if the Common Stock is not so listed, admitted for trading or quoted, any Business Day.  A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

(d) Other definitions:

Term	Defined in Section of the Supplemental Indenture	Defined in Section of the Original Indenture
Additional Shares	7.01	16.06
Conversion Agent	2.05	n/a
Conversion Date	7.01	16.02
Conversion Notice	7.01	16.02
Conversion Rate	7.01	16.01
Distributed Property	7.01	16.05
Effective Date	7.01	16.06
Fundamental Change Repurchase Date	8.01	17.01
Fundamental Change Repurchase Notice	8.01	17.01
Fundamental Change Repurchase Price	8.01	17.01
Make Whole Fundamental Change	7.01	16.06
Offer Expiration Date	7.01	16.05
Reference Property	7.01	16.08
Repurchase Exercise Notice	8.01	17.01
Spin-Off	7.01	16.05
Spin-Off Securities	7.01	16.05
Stock Price	7.01	16.06
Trigger Event	7.01	16.05
Triggering Distribution	7.01	16.05

ARTICLE II

Designation, Form and Terms of the Securities

SECTION 2.01. Designation of Series.  Pursuant to the terms hereof and Section 3.01 of the Original Indenture, the Company hereby creates a series of its Securities designated as the “8.5% Convertible Notes due 2015” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Original Indenture.

SECTION 2.02. Limit on Amount of Securities.  Except as set forth in Section 3.01(2) of the Original Indenture, the aggregate principal amount of Notes that may be issued and authenticated is limited to $158,000,000.

SECTION 2.03. Form of Securities. (a)  The Notes will be issued initially as Global Securities substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof.

(b) The Global Securities shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary and registered in the name of a nominee of the Depositary.

(c) Section 3.05 of the Original Indenture is hereby amended with respect to the Notes by deleting the ninth paragraph of Section 3.05 of the Original Indenture in its entirety and substituting the following:

“If the Depositary (i) is unwilling or unable to continue as depository for the Global Security, (ii) is closed for business for 14 continuous days, (iii) ceases to be a “clearing agency” registered under the Exchange Act or (iv) announces its intention to permanently cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to the Global Security, the Company will issue certificates for the Notes in definitive, fully registered, non-global form without interest coupons in exchange for the Global Securities.”

SECTION 2.04. Interest and Principal. (a)  The Notes will mature on May 15, 2015, and will bear interest at the rate of 8.50% per annum.  The Company will pay interest on the Notes on each May 15 and November 15, beginning on November 15, 2008, to Holders of record on the immediately preceding May 1 or November 1, respectively.  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.  Interest on the Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

(b) Payments of the principal of and interest on the Notes shall be made in Dollars at the office of the Paying Agent.  However, the Company may make any payments in respect of the Notes by check or wire payable in Dollars; provided, however, that a Holder holding Notes with an aggregate principal amount equal to or greater than $1,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder.  The Company may mail an interest check to the Holder’s last address appearing on the Security Register.  Notwithstanding the foregoing, so long as a Note is registered in the name of a Depositary or its nominee, all payments thereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

SECTION 2.05. Paying Agent; Conversion Agent. (a)  The place of payment where the Notes may be presented or surrendered for payment, where the principal of and interest and any other payments due on the Notes are payable, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to and upon the Company in respect of the Notes and the Indenture may be served shall be in the Borough of Manhattan, The City of New York, and the office or agency maintained by the Company for such purpose shall initially be the Corporate Trust Office of the Trustee, who shall act as Paying Agent.

(b) The Company shall maintain an office or agency where Securities may be presented for conversion (the “Conversion Agent”), which shall initially be the Corporate Trust Office of the Trustee, who shall act as Conversion Agent.

SECTION 2.06. No Sinking Fund.  No sinking fund will be provided with respect to the Notes (notwithstanding any provisions of the Indenture with respect to sinking fund obligations).

SECTION 2.07. No Redemption of Securities.  The Company may not redeem the Notes before the Stated Maturity Date (notwithstanding any provisions of the Indenture with respect to redemption of Securities).

SECTION 2.08. No Satisfaction and Discharge or Defeasance.  The provisions of Articles IV and XIII of the Original Indenture shall not be applicable to the Notes.

ARTICLE III

Security Forms

SECTION 3.01. Amendments to Section 2.02.  Section 2.02 of the Original Indenture is amended and restated in its entirety with the respect to the Notes as follows:

“SECTION 2.02.  FORM OF LEGEND FOR GLOBAL SECURITIES.

Every Global Security authenticated and delivered hereunder for which The Depository Trust Company is to be the Depositary shall bear a legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED SECURITIES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OR SUCH SUCCESSOR DEPOSITORY.”

ARTICLE IV

Events of Default

SECTION 4.01. Amendments to Article V. (a)  Section 5.01 of the Original Indenture is amended and restated in its entirety with the respect to the Notes as follows:

“SECTION 5.01.  EVENTS OF DEFAULT.

“Event of Default”, wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)  default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2)  default in the payment of the principal of or any premium on any Note at its Maturity, upon repurchase, acceleration or otherwise; or

(3)  default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(4)  the commencement by the Company or any Significant Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by the Company or any Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of the Company’s or any Significant Subsidiary’s property, or the making by the Company or any Significant Subsidiary of an assignment for the benefit of creditors, or the admission by the Company or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action; or

(5) failure of the Company to comply with Article VIII of this Indenture; or

(6)  failure of the Company to deliver, when due upon conversion, shares of Common Stock together with cash in lieu of fractional shares and such failure continues for a period of five Business Days after receipt of the Conversion Notice as specified in Section 16.02; or

(7)  a default under any bond, debenture, note or other evidence of indebtedness of the Company or any Subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company or any Subsidiary (including the Notes), whether such indebtedness exists at the time of this Indenture or afterward, that results in the acceleration of the final maturity of such indebtedness, or failure to pay such indebtedness at its final maturity (giving effect to applicable grace periods), in an aggregate amount of $35,000,000; or

(8)           any judgment or judgments for the payment of money in an aggregate amount in excess of $35,000,000 that shall be rendered against the Company or any Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect.”

  The Company shall deliver to the Trustee, within 30 days after it has knowledge of the occurrence of any Event of Default or any event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate setting forth the details of such Event of Default or event, its status and what action the Company is taking or proposes to take with respect thereto.

(b) Section 5.02 of the Original Indenture is hereby amended and restated in its entirety with respect to the Notes as follows:

“SECTION 5.02.  ACCELERATION OF MATURITY; RESCISSION AND ANNULMENT.

If an Event of Default (other than an Event of Default specified in Section 5.01(4)) with respect to the Notes at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal amount of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount shall become immediately due and payable. If an Event of Default specified in Section 5.01(4) with respect to the Notes at the time Outstanding occurs, the principal amount of all the Notes shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

At any time after such a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, an Event of Default will be deemed waived if:

(1)  the Company has paid or deposited with the Trustee a sum sufficient to pay

(A) all overdue interest on all Notes,

(B) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such Notes,

(C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Notes and

(D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2)  all Events of Default with respect to the Notes, other than the non-payment of the principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.13.

No such rescission shall affect any subsequent default or impair any right consequent thereon.”

ARTICLE IV

The Trustee

SECTION 4.02. Amendments to Section 7.04.  Section 7.04 of the Original Indenture is hereby amended and restated in its entirety as follows:

“SECTION 7.04. REPORTS BY COMPANY.

The Company shall deliver to the Trustee (unless such reports have been filed within the time period set forth below on EDGAR), within 15 days after the Company would have been required to file with the Commission, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.  In the event the Company is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall continue to provide the Trustee with reports containing substantially the same information as would have been required to be filed with the Commission had the Company continued to have been subject to such reporting requirements.  In such event, such reports shall be provided within 15 days after the dates, applicable to a registrant that is not an accelerated filer or a large accelerated filer, on which the Company would have been required to provide reports had the Company continued to have been subject to such reporting requirements.  Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under this Indenture for purposes of clause (3) of Section 5.01 until 120 days after any report is due under this Indenture.  The Company shall also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

ARTICLE V

Consolidation, Merger, Assignment, Conveyance, Transfer or Lease

SECTION 5.01. Amendments to Section 8.01.  Section 8.01 of the Original Indenture is hereby amended and restated in its entirety with respect to the Notes as follows:

“SECTION 8.01.  COMPANY MAY CONSOLIDATE, ETC., ONLY ON CERTAIN TERMS.

The Company shall not consolidate with or merge into any other Person or assign, convey, transfer or lease its properties and assets substantially as an entirety to any Person (other than a direct or indirect wholly-owned subsidiary of the Company), unless:

(1)  the Company is the surviving corporation or, in case the Company shall consolidate with or merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust, organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;

                (2)           immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

                (3)           the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.”

ARTICLE VI

Supplemental Indentures

SECTION 6.01. Amendments to Section 9.01.  Section 9.01 of the Original Indenture is hereby amended and restated in its entirety with respect to the Notes as follows:

“SECTION 9.01.  SUPPLEMENTAL INDENTURES WITHOUT THE CONSENT OF HOLDERS.

Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants, agreements and obligations of the Company herein and in the Notes; or

(2) to add to the covenants of the Company for the benefit of the Holders of all or any Notes or to surrender any right or power herein conferred upon the Company in this Indenture; or

(3) to add any additional Events of Default for the benefit of the Holders; or

(4) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or

(5) to provide for uncertificated Notes in addition to or in place of certificated Notes; or

(6) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 6.11; or

(7) to cure any ambiguity omission, defect or inconsistency; or

(8) to comply with the rules or regulations of any securities exchange or automated quotation system on which any Notes are listed or traded; or

(9) to secure the Notes or add any subsidiary guarantees; or

(10) to make provisions with respect to the conversion rights of Holders; or

(11) to make any change that does not adversely affect the rights of any Holder; or

(12) to make any change to comply with the requirements of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act; or

(13) to conform the text of this Indenture or the Notes to any provision of the “Description of Notes” contained in the Prospectus Supplement.”

SECTION 6.02. Amendment of Section 9.02.  Section 9.02 of the Original Indenture is hereby amended and restated in its entirety with respect to the Notes as follows:

“With the consent of the Holders of not less than 50% in aggregate principal amount of the Outstanding Notes affected by such supplemental indenture, by act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders of the Notes under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby,

(1)           change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the repurchase thereof, or change the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of repurchase, on or after the repurchase date),

(2)           reduce the percentage in principal amount of the Outstanding Notes the consent of whose Holders is required for any such supplemental indenture or the consent of whose Holders is required for any waiver,

(3)           make any change that adversely affects (i) the right to convert or exchange any Note or decreases the conversion or exchange rate or increases the conversion price of any Note or (ii) the right to require repurchase of any Note,

(4)           make any changes to this Section, Section 5.13 or Section 10.08, except as to increase the percentage of Notes Outstanding needed to effect a modification or waiver under such sections or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of each Holder of the Outstanding Notes affected, or

(5)           reduce the percentage in aggregate principal amount of Notes Outstanding required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted.”

ARTICLE VII

Conversion of Securities

SECTION 7.01. Addition of Article XVI.  The Original Indenture is hereby amended with respect to the Notes by adding a new Article XVI following Section 15.06 as follows:

“ARTICLE XVI

CONVERSION RIGHTS

SECTION 16.01  RIGHT TO CONVERT.

Subject to and upon compliance with the provisions of this Indenture, at any time prior to the Close of Business on the Business Day immediately preceding the Final Maturity Date, a Holder of any Note shall have the right, at such Holder’s option, to convert any portion of the principal amount of a Note that is an integral multiple of $1,000 into 386.3614 shares of Common Stock per $1,000 principal amount of Notes (the “Conversion Rate”); provided, however, that, if such Note is submitted or presented for repurchase pursuant to Article XVII, such conversion right shall terminate at the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date for such Note (unless the Company shall default in making the Fundamental Change Repurchase Price payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Note is repurchased). Upon receipt by the Conversion Agent of a Conversion Notice from a Holder of Notes pursuant to Section 16.02, the Conversion Agent shall inform the Company of such request (and, if the Conversion Agent is other than the Trustee, inform the Trustee).  The Conversion Rate shall be subject to adjustment as set forth in this Article XVI.

A Note in respect of which a Holder is electing to exercise its option to require repurchase upon a Fundamental Change pursuant to Section 17.01 may be converted only if such Holder withdraws its election in accordance with Section 17.01. A Holder of Notes is not entitled to any rights of a holder of Common Stock until such Holder has converted such Notes for Common Stock, and only to the extent such Notes are deemed to have been converted for Common Stock under this Article XVI.

SECTION 16.02.  CONVERSION PROCEDURES.

To convert a Note, a Holder must (i) complete and manually sign a conversion notice in substantially the form set forth in Exhibit I of the Global Security (“Conversion Notice”) or a facsimile of the Conversion Notice and deliver such notice to a Conversion Agent, (ii) surrender the Note to a Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Security Registrar or the Conversion Agent, (iv) pay any transfer or similar tax, if required and (v) pay funds equal to interest payable on the next Interest Payment Date, if required pursuant to this Section 16.02.  The date on which the Holder satisfies all of those requirements is the “Conversion Date”.  A Conversion Notice is irrevocable upon delivery to the Conversion Agent.  Anything herein to the contrary notwithstanding, in the case of Global Securities, Conversion Notices may be delivered and such Notes may be surrendered for conversion in accordance with the Applicable Procedures as in effect from time to time.

The Person in whose name the Common Stock certificate is registered shall be deemed to be a stockholder of record at the Close of Business on the applicable Conversion Date; provided, however, that if the Conversion Date is a date when the stock transfer books of the Company are closed, such Person shall be deemed a stockholder of record on the next date on which the stock transfer books of the Company are open; provided further that such conversion shall be at the Conversion Rate as if the stock transfer books of the Company had not been closed on the Conversion Date.

Upon conversion of a Note, a Holder will not receive any cash payment of interest (unless such conversion occurs between a Regular Record Date and the related Interest Payment Date), and the Company will not adjust the Conversion Rate to account for accrued and unpaid interest on the Note being converted.  Delivery to the Holder of the full number of shares of Common Stock into which the Note is convertible, together with any cash payment for fractional shares pursuant to Section 16.04, will be deemed to satisfy the Company’s obligation with respect to such Note. Any accrued but unpaid interest will be deemed to be paid in full upon conversion rather than canceled, extinguished or forfeited.

Holders of Notes at the Close of Business on a Regular Record Date will receive payment of interest payable on the related Interest Payment Date notwithstanding the conversion of such Notes at any time after the Close of Business on the Regular Record Date and prior to the related Interest Payment Date. Notes or portions thereof surrendered for conversion during the period from the Close of Business on a Regular Record Date to 9:00 a.m. New York City time on the related Interest Payment Date shall be accompanied by payment to the Company or its order, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest payable on such Interest Payment Date with respect to the principal amount of Notes or portions thereof being surrendered for conversion; provided that no such payment need be made (1) following the Close of Business on the Regular Record Date immediately preceding the final Interest Payment Date, (2) if the Company has specified a Fundamental Change Repurchase Date that occurs during the period from the Close of Business on a Regular Record Date to the Close of Business on the related Interest Payment Date or (3) to the extent any overdue interest exists on the Conversion Date with respect to the Notes converted, but only to the extent of such overdue interest.

If a Holder converts more than one Note at the same time, the number of shares of Common Stock issuable upon the conversion shall be based on the aggregate principal amount of Notes converted.

Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder, a new Note equal in principal amount to the principal amount of the unconverted portion of the Note surrendered.

SECTION 16.03.  PAYMENT UPON CONVERSION.

Upon the conversion of a Note, subject to Section 16.02, the Company shall deliver shares of Common Stock, together with cash in lieu of any fractional shares, to the Holder through the Conversion Agent. No payment or adjustment shall be made for dividends on, or other distributions with respect to, any Common Stock except as provided in this Article XVI.

The Conversion Agent shall, on behalf of the Holders, convert the Notes into shares of Common Stock, together with any cash in lieu of fractional shares as provided in Section 16.04 below.

Settlement of the Company’s obligation to deliver shares of Common Stock and cash in lieu of fractional shares will occur no later than the third Business Day immediately following the Conversion Date. Delivery of shares of Common Stock shall be accomplished by delivery to the Conversion Agent of certificates for the relevant number of shares of Common Stock, other than in the case of Holders of Notes in book-entry form with the Depositary, in which case, shares of Common Stock shall be delivered in accordance with the Applicable Procedures.

SECTION 16.04.  CASH PAYMENTS IN LIEU OF FRACTIONAL SHARES.

No fractional shares of Common Stock or scrip certificates representing fractional shares shall be issued upon conversion of Notes.  Instead, the Company will pay cash for all fractional shares of Common Stock in an amount based on the Sale Price of the Common Stock on the Trading Day immediately preceding the Conversion Date.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered.

SECTION 16.05.  ADJUSTMENT OF CONVERSION RATE.

The Conversion Rate shall be adjusted from time to time by the Company as follows:

(1) In case the Company shall issue shares of Common Stock as a dividend or distribution to all Holders of its Common Stock or subdivide or combine its outstanding Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0 =	the Conversion Rate in effect immediately prior to the Ex Date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be;

CR1 =	the Conversion Rate in effect immediately on and after the Ex Date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex Date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be; and

OS1 =	the number of shares of Common Stock outstanding immediately on and after the Ex Date for such dividend or distribution or the effective date of such subdivision or combination, as the case may be.

Such adjustment shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the Ex Date for such dividend, distribution, subdivision or combination. The Company will not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Company. If any dividend or distribution of the type described in this Section 16.05(1) is declared but not so paid or made, or the outstanding shares of Common Stock are not subdivided or combined, as the case may be, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

(2)  In case the Company shall issue rights or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days from the date of issuance of such rights or warrants) to subscribe for or purchase shares of

Common Stock at a price per share that is less than the average Sale Prices of a share of Common Stock over the ten consecutive Trading Day period ending on and including the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0 =	the Conversion Rate in effect immediately prior to the Ex Date for such event;

CR1 =	the Conversion Rate in effect immediately on and after the Ex Date for such event;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex Date for such event;

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y =

the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the average Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on and including the Trading Day immediately preceding the announcement of such issuance.

Such adjustment shall be successively made whenever any such rights or warrants are issued and shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the Ex Date of such issuance. To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if the announcement with respect to such rights, warrants or convertible securities had not been made.

In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than the average Sale Prices per share of Common Stock over the 10 consecutive Trading Day period ending on and including the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate price payable to exercise such rights or warrants of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

(3)  In case the Company shall dividend or distribute to all holders of its Common Stock any securities (other than Common Stock), evidences of indebtedness, assets or properties (excluding (x) any dividend, distribution or issuance covered by clause (1) or (2) of this Section 16.05 and (y) any dividend or distribution paid exclusively in cash) (any of such shares of capital stock, evidence of indebtedness or assets hereinafter called the “Distributed Property”), then in each such case the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV

where,

CR0 =	the Conversion Rate in effect immediately prior to the Ex Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the open of business on the Ex Date for such distribution;

SP0 =	the Current Market Price of the Common Stock; and

FMV =

the fair market value (as determined in good faith by the Board of Directors) of the securities, evidences of indebtedness, assets or property dividended or distributed with respect to each outstanding share of Common Stock on the Ex Date for such dividend or distribution.

Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the Ex Date; provided that if the then fair market value (as so determined) of the portion of the Distributed Property so distributed applicable to one share of Common Stock is equal to or greater than SP0 as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive, for each $1,000 principal amount of Notes upon conversion, the amount of Distributed Property such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the record date for such dividend or distribution. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such record date had not been fixed. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 16.05(3) by reference to the actual or when issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Current Market Price.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on the Common Stock or shares of capital stock of, or similar equity interests of, a Subsidiary or other business unit of the Company (a “Spin-Off”, and any such dividend or distribution of Common Stock, shares of capital stock or equity interests being

“Spin-Off Securities”), in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

CR1 =	the Conversion Rate in effect immediately from and after the Close of Business on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

FMV0=

the average of the Sale Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Days commencing on and including the effective date of the Spin-Off; and

MP0 =	the average of the Sale Prices of the Common Stock over the 10 consecutive Trading Days commencing on and including the effective date of the Spin-Off.

Such adjustment shall occur at the Close of Business on the 10th Trading Day from, and including, the effective date of the Spin-Off; provided, however, that the Company may in lieu of the foregoing adjustment elect to make adequate provision so that each Holder of Notes shall have the right to receive upon conversion thereof the amount of such Spin-Off Securities that such Holder of Notes would have received if such Notes had been converted on the record date with respect to such distribution.

If the Company has in effect a rights plan upon a conversion of the Notes into Common Stock and the rights have not separated from the Common Stock, Holders will receive, upon a conversion of the Notes in respect of which the Company is required to deliver shares of Common Stock, in addition to such shares of Common Stock and in lieu of any adjustment to the Conversion Rate, rights under the Company’s rights plan. If prior to any conversion, the rights have separated from the Common Stock, the Conversion Rate will be adjusted at the time of separation as if the Company had distributed to all holders of Common Stock, capital stock, evidences of indebtedness or other assets or property pursuant to this Section 16.05(3), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common

Stock, shall be deemed not to have been distributed for purposes of this Section 16.05 (and no adjustment to the Conversion Rate under this Section 16.05 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 16.05(3).  If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 16.05 was made, (A) in the case of any such rights or warrants which shall all have been repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such repurchase, and (B) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

(4)  In case the Company shall, by dividend or otherwise, at any time distribute cash (a “Triggering Distribution”) to all holders of its Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – C

where,

CR0 =	the Conversion Rate in effect immediately prior to the Ex Date for such distribution;

CR1 =	the Conversion Rate in effect immediately on and after the Ex Date for such distribution;

SP0 =	the Current Market Price of the Common Stock; and

C =	the amount in cash per share distributed by the Company to holders of the Common Stock.

Such adjustment shall become effective immediately after the Close of Business on the Ex Date for such Triggering Distribution; provided that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than SP0 as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive, for each $1,000 principal amount upon conversion, the amount of cash such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the record date.  If such Triggering Distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

For the avoidance of doubt, for purposes of this Section 16.05(4), in the event of any reclassification of the Common Stock, as a result of which the Notes become convertible into more than one class of Common Stock, if an adjustment to the Conversion Rate is required pursuant to this Section 16.05(4), references in this Section to one share of Common Stock or Current Market Price of one share of Common Stock shall be deemed to refer to a unit or to the price of a unit consisting of the number of shares of each class of Common Stock into which the Notes are then convertible equal to the numbers of shares of such class issued in respect of one share of Common Stock in such reclassification.  The above provisions of this paragraph shall similarly apply to successive reclassifications.

It is expressly understood that a stock buyback, repurchase or similar transaction or program shall in no event be considered a distribution for purposes of clauses (3) and (4) of this Section 16.05.

(5) In case the Company or one or more of its Subsidiaries shall purchase any shares of Common Stock by means of a tender offer or exchange offer by the Company or any Subsidiaries for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average Sale Prices of a share of Common Stock over the 10 consecutive Trading Days commencing on and including the Trading Day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Offer Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	FMV + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the Conversion Rate in effect at the Close of Business on the Offer Expiration Date;

CR1 =	the Conversion Rate in effect immediately after the Offer Expiration Date;

FMV =	the fair market value (as determined in good faith by the Board of Directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Offer Expiration Date;

OS1 =	the number of shares of the Common Stock outstanding immediately after the Offer Expiration Date (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer);

OS0 =

the number of shares of Common Stock outstanding immediately after the Offer Expiration Date (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP1 =	the average of the Sale Prices of a share of Common Stock for the 10 consecutive Trading Days commencing on and including the Trading Day immediately succeeding the Offer Expiration Date.

The adjustment to the Conversion Rate under this Section 16.05(5) shall occur on the 10th Trading Day from, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

In the event that the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would have been in effect based upon the number of shares actually purchased.  If the application of this clause (5) of Section 16.05 to any tender or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender or exchange offer under this Section 16.05(5).

No adjustment in the Conversion Rate shall be made:

(i) unless such adjustment would require a change of at least 1.0% in the Conversion Rate; provided, however, the Company shall carry forward any adjustments that are less than 1.0% of the Conversion Rate and take them into account in any subsequent adjustment of the Conversion Rate or in connection with any conversion of the Notes;

(ii)  for any issuance of Common Stock or convertible or exchangeable securities or rights to purchase Common Stock or convertible of exchangeable securities, except in accordance with this Section 16.05; or

(iii) if the Holders are permitted to participate, without converting their Notes, in the transactions described in clauses (1) through (5) of Section 16.05 that would otherwise require adjustment of the Conversion Rate.

The Company may, from time to time, and to the extent permitted by law and subject to applicable rules of the New York Stock Exchange, increase the Conversion Rate by any amount for any period of at least 20 days. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall give notice of the increase to the Holders in the manner provided in Section 16.07, with a copy to the Trustee and Conversion Agent, at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect. The Company may also, in its discretion, increase the Conversion Rate, to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

SECTION 16.06.  MAKE-WHOLE ADJUSTMENT.

If a transaction described in clause (1), (2) or (5) of the definition of Fundamental Change without giving effect to any exclusions in such clauses, excluding a Fundamental Change in clause (2) where the exception relating to a transaction involving consideration of at least 90% Publicly Traded Securities (a “Make-Whole Fundamental Change”), occurs, and a Holder elects to convert its Notes in connection with such transaction, the Company shall increase the Conversion Rate for the Notes surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”) in accordance with this Section 16.06.

Any conversion of a Note by a Holder occurring from and after the Effective Date of the Make-Whole Fundamental Change through and including the Business Day immediately preceding the related Fundamental Change Repurchase Date shall be deemed to be in connection with such Make-Whole Fundamental Change.

The Company shall give notice of a Make-Whole Fundamental Change to all record Holders of the Notes as promptly as practicable following the date the Company makes a public announcement of such Make-Whole Fundamental Change (but in no event after the Effective Date of such Make-Whole Fundamental Change).

The number of Additional Shares shall be determined by reference to the table below, based on the date the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid per share of Common Stock in such transaction. If the holders of Common Stock receive only cash in the Make-Whole Fundamental Change, the Stock Price shall be the cash amount paid per share of Common Stock. Otherwise, the Stock Price shall be the average of the Sale Prices of a share of Common Stock over the 10 consecutive Trading Day period ending on and including the Trading Day immediately preceding the Effective Date.

The following table sets forth the Stock Price and number of Additional Shares to be received per $1,000 principal amount of Notes:

	Stock Price
Effective Date	$2.03	$2.25	$2.50	$2.75	$3.00	$3.25	$3.50	$3.75	$4.00	$5.00	$6.00	$7.00	$8.00	$10.00
May 29, 2008	106.2493	103.9488	85.7266	71.4222	59.9772	50.6746	43.0134	36.6351	31.2753	16.6940	8.5991	3.9193	1.2409	0.0000
May 15, 2009	106.2493	103.7066	85.2054	70.7604	59.2582	49.9503	42.3151	35.9807	30.6746	16.3252	8.4216	3.8744	1.2531	0.0000
May 15, 2010	106.2493	102.1626	83.3710	68.8171	57.3156	48.0712	40.5357	34.3196	29.1396	15.2722	7.7411	3.4557	1.0174	0.0000
May 15, 2011	106.2493	99.6346	80.4362	65.7484	54.2746	45.1521	37.7906	31.7735	26.8016	13.7076	6.7562	2.8687	0.7088	0.0000
May 15, 2012	106.2493	95.3532	75.5526	60.6971	49.3149	40.4327	33.3906	27.7290	23.1216	11.3390	5.3256	2.0511	0.3167	0.0000
May 15, 2013	106.2493	87.8617	67.0202	51.9073	40.7402	32.3429	25.9240	20.9420	17.0198	7.6070	3.1754	0.8710	0.0000	0.0000
May 15, 2014	106.2493	75.0323	51.6754	35.8706	25.1606	17.8795	12.8968	9.4572	7.0481	2.4308	0.6831	0.0000	0.0000	0.0000
May 15, 2015	106.2493	58.0830	13.6386	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Price and Effective Dates may not be set forth on the table, in which case:

(1)  if the Stock Price is between two Stock Price amounts on the table or the effective date is between two dates on the table, the number of Additional Shares will be determined by straight-line interpolation between the number of Additional Shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

(2)  if the Stock Price is greater than $10 per share (subject to adjustment pursuant to the following paragraph), no increase will be made to the Conversion Rate; and

(3) if the Stock Price is less than $2.03 per share (subject to adjustment pursuant to the following paragraph), no increase will be made to the Conversion Rate.

The Stock Prices in the first row of the table above shall be adjusted as of any date on which the Conversion Rate of the Notes is adjusted in accordance with Section 16.05. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares shall be adjusted in the same manner and for the same events as the Conversion Rate as set forth in Section 16.05.

Notwithstanding the foregoing, in no event shall the total number of Additional Shares added to the Conversion Rate exceed 106.2493 per $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate as set forth in Section 16.05.

If, pursuant to this Section 16.06, the Company is required to increase the Conversion Rate by the Additional Shares, the Company shall settle such conversion (based on the Conversion Rate as increased by the Additional Shares to be added to the Conversion Rate pursuant to this Section 16.06) no later than the third Business Day immediately following the Conversion Date, by delivering the number of shares of Common Stock (based on the Conversion Rate without regard to the number of Additional Shares to be added to the Conversion Rate pursuant to this Section 16.06) plus the number of Additional Shares to be added to the Conversion Rate as set forth in this Section 16.06, if any, or the equivalent of such shares in Reference Property, as applicable.

For the avoidance of doubt, if Notes are surrendered for conversion in connection with an anticipated Make-Whole Fundamental Change and such Make-Whole Fundamental Change does not in fact occur, no Additional Shares will be added to the Conversion Rate and no additional cash or Reference Property will be paid as a result of the related anticipated Make-Whole Fundamental Change.

SECTION 16.07.  NOTICE OF ADJUSTMENT IN CONVERSION RATE.

Whenever the Conversion Rate is adjusted pursuant to Section 16.05:

(1)  the Company shall compute the adjusted Conversion Rate in accordance with Section 16.05 and shall prepare an Officers’ Certificate setting forth (i) the adjusted Conversion Rate, (ii) the clause of Section 16.05 pursuant to which such adjustment has been made, showing in reasonable detail the facts upon which such adjustment is based, (iii) the calculation of such adjustment and (iv) the date as of which such adjustment is effective, and such certificate shall promptly be filed with the Trustee and with each Conversion Agent; and

(2) upon each such adjustment, a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall be required, and as soon as practicable after it is required, such notice shall be provided by the Company to all Holders of record of the Notes in accordance with Section 1.05 of the Indenture.

Unless and until a Responsible Officer of the Trustee shall have received an Officers’ Certificate in accordance with this Section 16.07, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect.

Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such certificate or the information and calculations contained therein, except to exhibit the same to any Holder of Notes desiring inspection thereof at its office during normal business hours.

SECTION 16.08.  EFFECT OF RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE.

If any of the following events occur, namely (i) any recapitalization, reclassification or other similar change in the outstanding shares of Common Stock (other than changes resulting from a subdivision or combination), (ii) any consolidation, merger or combination of the Company with another Person, (iii) the Company is a party to a statutory share exchange or (iv) any sale, lease or other transfer of all or substantially all of the assets of the Company to any other Person, in each case, as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for such Common Stock, the Holders of the Notes then Outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive (the “Reference Property”) upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such Notes not been converted into Common Stock immediately prior to such transaction.

In the event the holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Company shall make adequate provision whereby the Notes shall be convertible from and after the effective date of such transaction into the form of consideration elected by a majority of the Company’s stockholders in such transaction. The Company hereby agrees not to become a party to any such transaction unless its terms are consistent with the foregoing.

The above provisions of this Section 16.08 shall similarly apply to successive recapitalizations, reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

SECTION 16.09.  TAXES ON SHARES ISSUED.

The issue of stock certificates on convert for Notes shall be made without charge to the Holder thereof for any documentary, stamp or similar issue or transfer tax in respect of the issue thereof. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder of any Note converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

SECTION 16.10.  RESERVATION OF SHARES, SHARES; LISTING AND COMPLIANCE.

The Company shall reserve and keep available, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of Notes from time to time as such Notes are presented for conversion.

Before taking any action which would cause an adjustment increasing the Conversion Rate to an amount that would cause the conversion price to be reduced below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company shall take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at the Conversion Rate.

The Company covenants that all shares of Common Stock which may be issued upon conversion of Notes will upon issue be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue by the Company thereof, except as set forth in Section 16.09.

The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company will in good faith and as expeditiously as possible, to the extent then permitted by the rules and interpretations of the Commission (or any successor thereto), endeavor to secure such registration or approval, as the case may be.

The Company further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issued upon conversion of the Notes.

SECTION 16.11.  RESPONSIBILITY OF TRUSTEE.

The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder of Notes to determine the Conversion Rate or whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article XVI.”

ARTICLE VIII

Repurchases

SECTION 8.01. Addition of Article XVII.  The Original Indenture is hereby amended with respect to the Notes by adding a new Article XVII following Section 16.11 as follows:

“ARTICLE XVII

REPURCHASES

SECTION 17.01.  REPURCHASE AT THE OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE.

Subject to the satisfaction of the requirements of this Section 17.01, if a Fundamental Change occurs, each Holder will, upon receipt of the Fundamental Change Repurchase Notice, have the right to require the Company to repurchase for cash any or all of such Holder’s Notes, or any portion of those Notes that is equal to $1,000 or an integral multiple of $1,000, on the date (the “Fundamental Change Repurchase Date”) that is no earlier than 30 days and no later than 60 days after the date the Company gives the Fundamental Change Repurchase Notice at a price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to (but excluding) the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”).

Within 30 days after the occurrence of a Fundamental Change, the Company shall provide to all Holders of the Notes, the Trustee and the Paying Agent a notice of the occurrence of the Fundamental Change and of the resulting repurchase right (the “Fundamental Change Repurchase Notice”).

To exercise the repurchase right in connection with a Fundamental Change, a Holder must, prior to the Close of Business, on or before the Business Day immediately preceding the Fundamental Change Repurchase Date, deliver the Notes to be repurchased to the Paying Agent, duly endorsed for transfer, or effect book-entry transfer of the Notes to the Paying Agent, and must deliver a written notice of repurchase (a “Repurchase Exercise Notice”), substantially in the form set forth in Exhibit II of the Global Security, duly completed to the Paying Agent. The Repurchase Exercise Notice must state:

(1)   if the Notes are certificated, the certificate numbers of the Notes to be delivered for repurchase;

(2)   the portion of the principal amount of the Notes to be repurchased, which must be equal to $1,000 or an integral multiple thereof; and

(3)  that the Notes are to be repurchased by the Company as of the Fundamental Change Repurchase Date pursuant to the applicable provisions of the Notes and this Indenture.

If the Notes are not in certificated form, the Repurchase Exercise Notice must comply with the Applicable Procedures.

A Holder may withdraw any Repurchase Exercise Notice (in whole or in part) by a written notice of withdrawal delivered to the Paying Agent prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date. The notice of withdrawal must state:

(1)   the principal amount of the Notes for which the Repurchase Exercise Notice has been withdrawn;

(2) if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

(3) the principal amount, if any, that remains subject to the Repurchase Notice.

If the Notes are not in certificated form, the withdrawal notice must comply with the Applicable Procedures.

The Company shall promptly pay the Fundamental Change Repurchase Price for Notes surrendered for repurchase following the Fundamental Change Repurchase Date.

Notwithstanding the foregoing, the Company will be under no obligation to repurchase any Notes upon a Fundamental Change if there has occurred and is continuing an Event of Default, other than an Event of Default that is cured by the payment of the Fundamental Change Repurchase Price; provided that, for the avoidance of doubt, failure of the Company to pay the Fundamental Change Repurchase Price when required would result in an Event of Default under this Indenture.

SECTION 17.02.  COMPLIANCE WITH SECURITIES LAWS UPON REPURCHASE OF NOTES.

In connection with any offer to purchase or purchase of Notes under Section 17.01, the Company shall comply with all tender offer rules applicable to the Company under the Exchange Act. The Company shall (a) comply with Rule 13e-4 and Rule 14e-l (or any successor to either such Rule), if applicable, under the Exchange Act, (b) file the related Schedule TO (or any successor or similar schedule, form or report) if required under the Exchange Act and (c) otherwise comply with all federal and state securities laws in connection with such offer to purchase or purchase of Notes, all so as to permit the rights of the Holders and obligations of the Company under Section 17.01 and Section 16.06 to be exercised in the time and in the manner specified therein. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 17.02, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 17.02 by virtue of such conflict.

SECTION 17.03.  REPAYMENT TO THE COMPANY.

To the extent that the aggregate amount of cash deposited by the Company pursuant to Section 17.01 exceeds the aggregate Fundamental Change Repurchase Price together with interest, if any, thereon of the Notes or portions thereof that the Company is obligated to purchase, then promptly after the Fundamental Change Repurchase Date, the Trustee or a Paying Agent, as the case may be, shall return any such excess cash to the Company.”

ARTICLE IX

Miscellaneous

SECTION 9.01. Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture.  Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This First Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder heretofore or heareafter authenticated and delivered shall be bound hereby.

SECTION 9.02. Application of First Supplemental Indenture.  Each and every term and condition contained in this First Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Notes created hereby and not to any future series of Notes established under the Indenture.

SECTION 9.03. Governing Law.  This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 9.04. Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, including by facsimile or electronic transmission, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date written above.

RITE AID CORPORATION,

By	/s/ Robert B. Sari
	Name:	Robert B. Sari
	Title:	Executive Vice President
and General Counsel

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

By	/s/ D.G. Donovan
	Name:	D.G. Donovan
	Title:	Vice President

Exhibit A - Form of Security

[Face of Security]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED SECURITIES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OR SUCH SUCCESSOR DEPOSITORY.

RITE AID CORPORATION

8.5% CONVERTIBLE NOTE DUE 2015

No.:

CUSIP No. 767754 BU7

ISIN No. US767754BU70

RITE AID CORPORATION, a Delaware corporation, promises to pay to [      ] or registered assigns, the principal sum of [                               ] Dollars on May 15, 2015.

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2008.

Regular Record Dates:	May 1 and November 1

IN THE WITNESS WHEREOF, the Company has caused this Security to be duly executed.

RITE AID CORPORATION,

by

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK TRUST COMPANY, N.A., AS TRUSTEE

by

Name:
Title:

[Form of Reverse of Security]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under the Original Indenture, dated as of May 29, 2008 (as supplemented by the First Supplemental Indenture dated as of May 29, 2008, the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $158,000,000.

The Securities of this series will mature on May 15, 2015, and will bear interest at the rate of 8.50% per annum.  The Company will pay interest on the Securities of this series on each May 15 and November 15, beginning on November 15, 2008, to Holders of record on the immediately preceding May 1 or November 1, respectively.  Interest on the Securities of this series shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.  Interest on the Securities of this series will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

Payments of the principal of and interest on the Securities of this series shall be made in Dollars at the office of the Paying Agent.  However, the Company may make any payments in respect of the Securities by check or wire payable in Dollars; provided, however, that a Holder holding Securities with an aggregate principal amount equal to or greater than $1,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder.  The Company may mail an interest check to the Holder’s last address appearing on the Security Register.  Notwithstanding the foregoing, so long as a Security is registered in the name of a Depositary or its nominee, all payments thereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

No sinking fund is provided for the Securities of this series.  The Securities of this series may not be redeemed at any time prior to May 15, 2015.  These Securities may not be satisfied and discharged by the Company and these Securities are not subject to any defeasance provisions of the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of this series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of

50% in principal amount of the Securities of this series Outstanding to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of this series Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such written request, for 60 days after its receipt of such notice, request and offer of indemnity, the Trustee shall have failed to institute such proceeding and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request for 60 days after receipt of such notice, request and offer of indemnity. Notwithstanding the foregoing, no Holder or Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all of such Holders.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the

Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any Agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such Agent shall be affected by notice to the contrary.

Subject to and upon compliance with the provisions of the Indenture, at any time prior to the Close of Business on the Business Day immediately preceding the Final Maturity Date, a Holder of any Security shall have the right, at such Holder’s option, to convert any portion of the principal amount of a Security that is an integral multiple of $1,000 at an initial Conversion Rate of 386.3614 shares of Common Stock per $1,000 principal amount of Securities (or at the current adjusted Conversion Rate if an adjustment has been made as provided for in the Indenture; provided, however, that, if such Security is submitted or presented for repurchase pursuant to Article XVII of the Indenture, such conversion right shall terminate at the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date for such Security (unless the Company shall default in making the Fundamental Change Repurchase Price payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Security is repurchased).

A Security of this series in respect of which a Holder is electing to exercise its option to require repurchase upon a Fundamental Change pursuant to the Indenture may be converted only if such Holder withdraws its election in accordance with the Indenture. A Holder of Securities is not entitled to any rights of a holder of Common Stock until such Holder has converted such Securities for Common Stock, and only to the extent such Securities are deemed to have been converted for Common Stock under the Indenture.

To convert a Security of this series, a Holder must (i) complete and manually sign a Conversion Notice in substantially the form set forth in Exhibit I hereto or a facsimile of a Conversion Notice and deliver such notice to a Conversion Agent, (ii) surrender the Security to a Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Security Registrar or the Conversion Agent, (iv) pay any transfer or similar tax, if required and (v) pay funds equal to interest payable on the next Interest Payment Date, if required.  A Conversion Notice is irrevocable upon delivery to the Conversion Agent.

Upon conversion of a Security of this series, a Holder will not receive any cash payment of interest (unless such conversion occurs between a Regular Record Date and the related Interest Payment Date), and the Company will not adjust the Conversion Rate to account for accrued and unpaid interest on the Security being converted.  Delivery to the Holder of the full number of shares of Common Stock into which the Security is convertible, together with any cash payment for fractional shares as provided in the Indenture, will be deemed to satisfy the Company’s obligation with respect to such Security. Any accrued but unpaid interest will be deemed to be paid in full upon conversion rather than canceled, extinguished or forfeited.

Holders of Securities of this series at the Close of Business on a Regular Record Date will receive payment of interest payable on the related Interest Payment Date notwithstanding the conversion of such Securities at any time after the Close of Business on the Regular Record Date and prior to the related Interest Payment Date. Securities or portions thereof surrendered for conversion during the period from the Close of Business on a Regular Record Date to 9:00 a.m. New York City time on the related Interest Payment Date shall be accompanied by payment to the Company or its order, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest payable on such Interest Payment Date with respect to the principal amount of Securities or portions thereof being surrendered for conversion; provided that no such payment need be made (1) following the Close of Business on the Regular Record Date immediately preceding the final Interest Payment Date, (2) if the Company has specified a Fundamental Change Repurchase Date that occurs during the period from the Close of Business on a Regular Record Date to the Close of Business on the related Interest Payment Date or (3) to the extent any overdue interest exists on the Conversion Date with respect to the Securities converted, but only to the extent of such overdue interest.

Upon the conversion of a Security of this series as provided in the Indenture, the Company shall deliver shares of Common Stock, together with cash in lieu of any fractional shares, to the Holder through the Conversion Agent. No payment or adjustment shall be made for dividends on, or other distributions with respect to, any Common Stock except as provided in the Indenture. The Conversion Agent shall, on behalf of the Holders, convert the Securities of this series into shares of Common Stock, together with any cash in lieu of fractional shares as provided in the Indenture.

No fractional shares of Common Stock or scrip certificates representing fractional shares shall be issued upon conversion of Securities of this series.  Instead, the Company will pay cash for all fractional shares of Common Stock in an amount based on the Sale Price of the Common Stock on the Trading Day immediately preceding the Conversion Date.  If more than one Security of this series shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Securities (or specified portions thereof to the extent permitted hereby) so surrendered.

Subject to the satisfaction of the requirements of the Indenture, if a Fundamental Change occurs, each Holder will, upon receipt of the Fundamental Change Repurchase Notice, have the right to require the Company to repurchase for cash any or all of such Holder’s Securities, or any portion of those Securities that is equal to $1,000 or an integral multiple of $1,000, on Fundamental Change Repurchase Date (which shall be no earlier than 30 days and no later than 60 days after the date the Company gives the Fundamental Change Repurchase Notice) at a price equal to 100% of the principal amount of the Securities to be repurchased plus accrued and unpaid interest, if any, to (but excluding) the Fundamental Change Repurchase Date.

A “Fundamental Change” means the occurrence of any of the following events: (1) any “person” or “group” (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes a “beneficial holder” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of the Company’s capital stock entitling the person to exercise 50% or more of the total voting power of all shares of the Company’s capital stock that are entitled to vote generally in elections of the Company’s directors (for the purposes of this clause (1), such person or group shall be deemed to beneficially own any voting stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the capital stock entitled to vote in the election of directors of such other corporation); (2) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and its Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly owned Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding voting stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:           (a) the outstanding voting stock is reclassified into or exchanged for other voting stock of the Company or for voting stock of the surviving corporation; and (b) the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or (3) during any period of two consecutive years commencing after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (4) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company; or (5) if the Common Stock (or other common stock into which the Securities are then convertible) is (i) not listed or approved for trading on the New York Stock Exchange, the NASDAQ

Global Select Market, the NASDAQ Global Market or any of their respective successors or (ii) other than as a result of New York Stock Exchange Rule 123D(3), suspended from trading for 20 consecutive business days; provided, however, that a Fundamental Change shall not be deemed to have occurred pursuant to clause (2) above if at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Fundamental Change consists of Publicly Traded Securities, and as a result of such transaction or transactions the Securities become convertible into such Publicly Traded Securities; provided further that for the avoidance of doubt, any transaction or event that would constitute a Fundamental Change under both clauses (1) and (2) in the definition of Fundamental Change shall be deemed to be governed solely by clause (2) of the definition, including the provisos thereto.

Within 30 days after the occurrence of a Fundamental Change, the Company shall provide to all Holders of the Securities of this series, the Trustee and the Paying Agent Fundamental Change Repurchase Notice.

To exercise the repurchase right in connection with a Fundamental Change, a Holder must, prior to the Close of Business, on or before the Business Day immediately preceding the date of the Fundamental Change Repurchase Notice, deliver the Securities to be repurchased to the Paying Agent, duly endorsed for transfer, or effect book-entry transfer of the Securities to the Paying Agent, and must deliver a Repurchase Exercise Notice, substantially in the form set forth in Exhibit II hereto, duly completed to the Paying Agent.  A Holder may withdraw any Repurchase Exercise Notice (in whole or in part) by a written notice of withdrawal delivered to the Paying Agent prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date as provided in the Indenture.

The Company shall promptly pay the Fundamental Change Repurchase Price for Securities of this series surrendered for repurchase following the Fundamental Change Repurchase Date.

Notwithstanding the foregoing, the Company will be under no obligation to repurchase any Securities of this series upon a Fundamental Change if there has occurred and is continuing an Event of Default, other than an Event of Default that is cured by the payment of the Fundamental Change Repurchase Price; provided that, for the avoidance of doubt, failure of the Company to pay the Fundamental Change Repurchase Price when required would result in an Event of Default under this Indenture.

If any of the following events occur, namely (i) any recapitalization, reclassification or other similar change in the outstanding shares of Common Stock (other than changes resulting from a subdivision or combination), (ii) any consolidation, merger or combination of the Company with another Person, (iii) the Company is a party to a statutory share exchange or (iv) any sale, lease or other transfer of all or substantially all of the assets of the Company to any other Person, in each case, as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for such Common Stock, the Holders of the Securities of this series then

Outstanding will be entitled thereafter to convert such Securities into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such Securities not been converted into Common Stock immediately prior to such transaction.

In the event the holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Company shall make adequate provision whereby the Securities of this series shall be convertible from and after the effective date of such transaction into the form of consideration elected by a majority of the Company’s stockholders in such transaction. The Company hereby agrees not to become a party to any such transaction unless its terms are consistent with the foregoing.

If a transaction described in clause (1), (2) or (5) of the definition of Fundamental Change without giving effect to any exclusions in such clauses, excluding a Fundamental Change in clause (2) where the exception relating to a transaction involving consideration of at least 90% Publicly Traded Securities (a “Make-Whole Fundamental Change”), occurs, and a Holder elects to convert Securities in connection with a Make-Whole Fundamental Change, the Company shall increase the Conversion Rate for the Securities surrendered for conversion by a number of Additional Shares to be determined based on Effective Date of the Make-Whole Fundamental Change and Stock Price paid per share of Common Stock in such transaction by reference to the table in the Indenture, as adjusted in accordance with the Indenture.  If the holders of Common Stock receive only cash in the Make-Whole Fundamental Change, the Stock Price shall be the cash amount paid per share of Common Stock. Otherwise, the Stock Price shall be the average of the Sale Prices of a share of Common Stock over the 10 consecutive Trading Day period ending on and including the Trading Day immediately preceding the Effective Date.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Exhibit I - Form of Conversion Notice

The Bank of New York Trust Company, N.A., as

Conversion Agent

Re:                               Rite Aid Corporation

8.5% Convertible Notes

due May 15, 2015 (the “Notes”)

Reference is hereby made to the Indenture, dated as of May 29, 2008 (the “Base Indenture”) as supplemented by the First Supplemental Indenture dated as of May 29, 2008 (the “Supplemental Indenture”, together with the Base Indenture, the “Indenture”), between Rite Aid Corporation and The Bank of New York Trust Company, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This notice of conversion relates to the Notes specified above, which are registered in the name of the undersigned (the “Holder”).  The Holder hereby irrevocably exercises its right to convert such Notes, or the portion thereof, if any, specified below, into Common Stock and, except to the extent specified or required as described below, directs that certificates representing such Common Stock, together with any check in payment for a fractional share and any Note representing any unconverted principal amount, be issued and delivered through the facilities of the Depositary, for credit to the account(s) of the Person(s) indicated below.

The Holder acknowledges and agrees that no Common Stock will be delivered on conversion until (i) any amount payable by the Holder on account of interest is paid, (ii) any certificates evidencing specified Notes not held in book-entry form are duly endorsed or assigned to the Company or in blank and surrendered and (iii) any taxes or other charges or documents required in connection with a transfer on conversion, and any other required items, are delivered to the Conversion Agent.

The Holder acknowledges and agrees that, notwithstanding this request for conversion, the Company may require that the Common Stock delivered on conversion of the specified Notes be delivered in certificated form subject to a restrictive legend, or that additional certifications be delivered on behalf of the relevant beneficial owner(s), if it determines that doing so is necessary to comply with the requirements of the Notes Act or otherwise, as provided in the Indenture.

Conversion of the specified Notes is subject to the requirements established by the Company in the Indenture as well as to the procedures of the Depositary, all as in effect from time to time.  The specified Notes will be deemed to have been converted as of the close of business on the first day on which this conversion notice and all other required items have been delivered to the Conversion Agent as provided above and, upon such conversion, shall cease to accrue interest or be Outstanding (subject to the Holder’s right to receive the Conversion Notes as provided in the Indenture).  Prior to such conversion, the Holder will have no rights in the Common Stock.

Please provide the information requested below, as applicable.

1.                                       PLEASE SPECIFY THE SECURITIES HELD AND THE PORTION THEREOF TO BE CONVERTED:

Principal amount held:  U.S.$

CUSIP number(s):

Depositary (DTC) account where held:

Principal amount being converted (if less than all): U.S.$

2.                                       UNLESS AND TO THE EXTENT OTHERWISE SPECIFIED BELOW, all Notes (together with any unconverted Notes) will be delivered in book-entry form to the DTC account specified in Item 1 above.

3.                                       IF OTHER ARRANGEMENTS ARE DESIRED, please (a) specify the type, number and form of securities to be delivered on conversion and the name(s) of the account holder(s) or registered owner(s), by checking the appropriate boxes and providing the information requested and (b) complete Item (4) below:

☐                                    Book-Entry

Number of shares of Common Stock:

DTC Account:

☐                                    Certificates

Number of shares of Common Stock:

Registered Owner:

Please sign and date this notice in the space provided below.

DATE::

Name of Holder

Signature(s) of Holder Title:

(If the Holder is a corporation, partnership or fiduciary, the title of the Person signing on behalf of the Holder must be stated.)

Notice:  Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements will include membership or participation in the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, SEMP or MSP, all in accordance with the Securities Exchange Act of 1934.

Signature Guarantee

Exhibit II - Form of Repurchase Exercise Notice

REPURCHASE EXERCISE NOTICE

1.  Pursuant to Section 17.01 of the Indenture, as supplemented by the First Supplemental Indenture, the undersigned hereby elects to have this Note repurchased by the Company.

2.  The undersigned hereby directs the Trustee or the Company to pay it or                                      an amount in cash equal to 100% of the principal amount hereof, plus accrued and unpaid interest, if any, to (but excluding) the Fundamental Change Repurchase Date, as provided in the Indenture.

Dated:

Signature

Signature Guarantee

NOTICE:  Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements will include membership or participation in the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, SEMP or MSP, all in accordance with the Securities Exchange Act of 1934.

Principal amount to be repurchased:	$
Remaining principal amount following such repurchase:	$

NOTICE:  The signature to the foregoing Repurchase Exercise Notice must correspond to the Name as written upon the fact of this Note in every particular way, without alteration or any change whatsoever.

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